SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Diagnostic Products Corporation

(Name of Registrant as Specified In Its Charter)

Diagnostic Products Corporation

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5210 Pacific Concourse Drive
Los Angeles, CA 90045
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 8, 2005
TO OUR SHAREHOLDERS:
      The Annual Meeting of Shareholders of Diagnostic Products Corporation will be held at the Company’s offices at 5210 Pacific Concourse Drive, Los Angeles, California, on September 8, 2005, at 2:30 p.m. local time, for the following purposes:

1.	To elect a Board of Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election to the Board of Directors are: Sidney A. Aroesty, Frederick Frank, Kenneth A. Merchant, John H. Reith, Dr. James D. Watson, Ira Ziering and Michael Ziering.

2.	To transact such other business and to consider and take action upon any and all matters that may properly come before the Meeting or any adjournment thereof.
      The Board of Directors has fixed the close of business, July 15, 2005, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting.
      Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed return envelope. Returning your proxy will ensure your representation at the meeting and will not affect your ability to attend the meeting and to vote your shares in person.

By Order of the Board of Directors

FRITZ BACKUS
Secretary
August 1, 2005

PROXY STATEMENT
for
Annual Meeting of Shareholders to be Held on September 8, 2005
GENERAL
      The enclosed proxy is solicited by the Board of Directors of Diagnostic Products Corporation (the “Company” or “DPC”) in connection with the Annual Meeting of Shareholders to be held at the Company’s executive offices located at 5210 Pacific Concourse Drive, Los Angeles, California 90045, on September 8, 2005, at 2:30 p.m. local time, and any adjournments thereof. It is expected that this Proxy Statement and accompanying proxy will first be mailed to shareholders on or about August 1, 2005.
      The expenses for soliciting proxies for the Annual Meeting will be paid by the Company. Proxies may be solicited by means of personal calls upon, or telephonic or electronic communications with, shareholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services.
VOTING PROCEDURES
      Only shareholders of record of the Company’s Common Stock at the close of business on July 15, 2005, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Meeting. On that date, there were 29,332,346 shares of Common Stock outstanding and entitled to vote at the Meeting, each of which is entitled to one vote. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at the Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the existence of a quorum.
      All shares represented by the accompanying proxy, if the proxy is properly executed and returned, will be voted as specified by the shareholder. If no vote is indicated, the proxy will be voted FOR the Board of Directors’ nominees for director. A shareholder may revoke his proxy at any time before it has been voted by notifying the Company in writing, by submitting a substitute proxy having a later date or by voting in person at the Meeting.
      If, prior to the election of directors, any shareholder has given notice that he intends to cumulate his votes, then, for the election of directors only, each shareholder may cumulate votes for any nominee, if the nominee’s name was placed in nomination prior to the voting. In cumulative voting for directors, each shareholder is entitled to one vote for each voting share held by him multiplied by the number of directors to be elected. Each shareholder may cast all his votes for a single nominee for director or he may distribute them among any two or more nominees as he sees fit. See “Election of Directors.”
      Participants in the Company’s Retirement Plan may give voting instructions to the Plan trustee, Prudential Retirement Brokerage Services, with respect to the number of shares of Common Stock held in their accounts as of the record date by completing and returning the enclosed proxy card. The trustee will vote shares held in the Plan in accordance with instructions received by September 1, 2005. The trustee will not vote shares as to which it has not received instructions by September 1, 2005. Participants may revoke previously given voting instructions before September 1, 2005, by notifying the trustee in writing or by submitting substitute instructions having a later date. The voting instructions of Plan participants will be kept confidential by the trustee.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Nominees
      The shareholders are being asked to elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. The proxies will be voted in favor of the Board of Directors’ nominees, all of whom are currently serving as directors, unless otherwise specifically instructed. Mr. Reith, the nominee who was appointed to the Board after the last annual meeting of shareholders, was initially recommended to the Governance/Nominating Committee by a non-management director. If any nominee becomes unavailable to serve, the proxies will be voted for such substitute, if any, as the Board of Directors may designate.
      The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors; votes withheld and broker non-votes have no legal effect. If voting for directors is conducted by cumulative voting, the persons named on the enclosed proxy will have discretionary authority to distribute votes among the nominees in such proportions as they may see fit, unless otherwise specifically instructed. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.
      The Board recommends a vote FOR the election of each of the nominees listed below. The following information is supplied with respect to the nominees:

		Principal	Director
Name	Age	Occupation	Since

Sidney A. Aroesty	58	President	1981
Frederick Frank	73	Vice Chairman, Lehman Brothers Inc.	1996
Kenneth A. Merchant	58	Professor of Accounting, University of Southern California	2003
John H. Reith	56	President, The Reith Company	2004
James D. Watson, Ph.D.	77	Chancellor, Cold Spring Harbor Laboratory	1987
Ira Ziering	46	Senior Vice President, Business and Legal	2000
Michael Ziering	49	Chairman and Chief Executive Officer	1994
      Mr. Aroesty was appointed President and Chief Operating Officer in December 2004. He has held various executive positions at the Company since 1978, including Senior Vice President (2000-2004), Chief Operating Officer (2000-2003), and Senior Vice President, Operations (1997-2000).
      Mr. Frank is Vice Chairman of Lehman Brothers Inc., an investment banking firm which he joined as a partner in 1969. He is a Chartered Financial Analyst, a member of The New York Society of Security Analysts and a past president of the Chemical Processing Industry Analysts. Mr. Frank serves as a director of Pharmaceutical Product Development Corporation, Digital Arts & Sciences, Inc., eSoft, Incorporated and Landec Corporation. He is Chairman of the National Genetics Foundation, a Member of the Salk Institute National Council, a Director of the Salk Institute, Chairman of the Board of the Irvington Institute of Immunological Research, Emeritus Trustee of the Hotchkiss School, a Member of the Yale School of Organization and Management Advisory Board, and a Member of the Board of Governors of the National Center for Genome Resources.
      Professor Merchant has been a professor of accounting at the University of Southern California since 1990, where he also served as dean of USC’s Leventhal School of Accounting (1994-2002) and as senior associate dean for corporate programs in USC’s Marshall School of Business (2003-2004). He served on the faculty at the Graduate School of Business Administration at Harvard University from 1978 to 1990. Professor

Merchant is also a part-time research professor at the University of Maastricht, the Netherlands. Professor Merchant has published extensively in the areas of management accounting and management control systems. He is a CPA, a member of the American Accounting Association Finance Committee, and a member of the Business and Industry Executive Committee of the Institute of Certified Public Accountants. He has also served as an independent consultant to numerous public companies.
      Mr. Reith is President of The Reith Company, a professional accountancy corporation he founded in 2000. He is a Certified Public Accountant, Certified Valuation Analyst, Certified Management Accountant, and Certified Internal Auditor. He has served as an independent consultant to numerous private and public companies. Previously, Mr. Reith was Vice-President, Corporate Audit of Sony Corporation of America from 1994 until 2000 and was Vice President, Corporate Audit of Sony Pictures Entertainment from 1989 until 1993. From 1988 to 1989 he was Director of Internal Audit of Columbia Pictures Entertainment. Mr. Reith is a member of the Board of Advisors of the Leventhal School of Accounting at the University of Southern California.
      Dr. Watson is Chancellor of Cold Spring Harbor Laboratory of New York, a genetics and biotechnology research center. He served as the President of Cold Spring Harbor Laboratory from 1994 to 2003 and as Director from 1968 to 1994. Dr. Watson received the Nobel prize in 1962 for his part in the discovery of the double helix structure of the DNA molecule. Dr. Watson is also a director of Pall Corporation.
      Mr. Ira Ziering joined the Company in 1995 as Manager of International Business. He served as President of the Company’s subsidiary, DPC France, from 1997 to 1999, when he was elected Vice President, International. He has served as Senior Vice President, Business and Legal, since 2002. Mr. Ziering is a graduate of Boston University Law School and Harvard Divinity School. Prior to joining the Company he practiced civil law in Los Angeles, California.
      Mr. Michael Ziering has served as Chief Executive Officer of the Company since 1999. He joined the Company in 1986 as legal counsel, and served as Vice President-Administration from 1988 to 1994, as Chief Operating Officer from 1994 to 1999, and as President from 1994 to 2004.
      Michael Ziering and Ira Ziering are brothers and the sons of Marilyn Ziering, an executive officer and more than 10% shareholder of the Company. See “Ownership of Common Stock” for information concerning the beneficial ownership of the Company’s Common Stock by nominees for director.
Board Meetings and Committees
      The Board of Directors held ten meetings in 2004. Each director attended at least 75% of the Board meetings and meetings of the committees on which he served during 2004. Below is a description of certain committees of the Board of Directors.
      Audit Committee: The Company has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 which consists of Kenneth A. Merchant, who serves as Chair, Frederick Frank and John H. Reith. The Board of Directors has determined that each member is “independent” within the meaning of the New York Stock Exchange listing standards and has sufficient accounting or related financial management expertise to serve on the Committee and that Mr. Merchant meets the qualifications of an “audit committee financial expert” as defined in the SEC’s regulations. The Audit Committee met 11 times in 2004.
      The Audit Committee assists the Board in fulfilling its responsibility for oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements,

(iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and of its independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards issued by the Public Company Accounting Oversight Board and for issuing a report thereon.
      Compensation Committee: The members of the Compensation Committee are Kenneth A. Merchant, Chair, and Frederick Frank. The Compensation Committee has direct responsibility with respect to the compensation of the Company’s chief executive officer and oversees the compensation of the Company’s other executive officers. The Committee has the overall responsibility for approving and evaluating the Company’s director and executive compensation plans, policies and programs and has exclusive authority to administer and make stock option grants under the Company’s stock option plans with respect to the Company’s executive officers. The Committee met four times in 2004.
      Nominating/Governance Committee: The members of the Nominating/Governance Committee are James D. Watson, Chair, Kenneth A. Merchant and John H. Reith. The responsibilities of the Committee are (i) to identify individuals qualified to become directors and to recommend to the Board the director nominees for each annual meeting of shareholders; (ii) to develop and recommend to the Board the corporate governance guidelines applicable to the Company; and (iii) to oversee the evaluation of the Board and management. This Committee held three meetings during 2004.
      Executive Committee: The members of the Executive Committee are Michael Ziering and Sidney A. Aroesty. This Committee has the authority to exercise the powers of the Board in the management of the business and affairs of the Company when the Board is not in session, subject to the limitations of California law, the Company’s Bylaws and any resolution adopted by the full Board. In practice, the Committee’s actions are generally limited to routine matters such as the declaration of corporate dividends in amounts previously authorized by the Board and the approval of ordinary course corporate or subsidiary credit facilities and borrowings. Pursuant to the Company’s Corporate Governance Guidelines, at least one member of the Executive Committee must be an independent director. Due to the recent resignation of the independent director who served on this Committee, this Committee currently has one vacancy. Any action taken by the Executive Committee must be approved by all members of the Committee.
      Employee Stock Option Committee: This Committee, a secondary committee subject to the supervision of the Compensation Committee, has authority to grant stock options under the Company’s stock option plans to eligible individuals other than the Company’s executive officers or directors. The members of the Committee are Michael Ziering and Sidney A. Aroesty.
Compensation of Directors
      In 2004, non-employee directors of the Company received director’s fees of $24,000 in the case of each of Frederick Frank, Kenneth Merchant and James D. Watson and $12,000 in the case of Maxwell H. Salter, a former director. John H. Reith, who joined the Board in December 2004, received fees of $2,000 in 2004. In January 2004, each of Messrs. Frank, Merchant, Salter and Watson was granted 10,000 options to purchase Common Stock at an exercise price of $45.89 per share. The exercise price of the options was equal to the market value of the Common Stock on the grant date. The options vest ratably over three or five years beginning one year after the grant date and expire 10 years after grant. Non-employee directors are also reimbursed their out-of-pocket expenses for attending Board and Committee meetings.

CORPORATE GOVERNANCE
      Director Independence: The Board of Directors has determined that a majority of the members of the Board (Messrs. Frank, Merchant, Reith and Watson) and that all members of the Audit, Compensation and Nominating/Governance Committees are “independent” within the meaning of the listing standards of the New York Stock Exchange. To be considered independent under the NYSE rules, the Board must determine that a director does not have any direct or indirect material relationship with DPC. The Board has adopted guidelines (set forth in its Corporate Governance Guidelines) to assist it in determining director independence in accordance with the NYSE rules. Pursuant to such guidelines, the following business or charitable relationships are not considered to be material relationships that impair a director’s independence:

•	the fact that a DPC director, or an immediate family member of a director, is an executive officer, director or equity owner of another company that makes payments to, or receives payments from, DPC in any single fiscal year for property or services in an amount that is less than 1% of the annual consolidated gross revenues of the other company; or

•	the fact that a DPC director, or an immediate family member of a director, serves as an officer, director or trustee of a charitable or not-for-profit organization for which a DPC executive officer or director also serves as an officer, director or trustee or to which DPC makes charitable or other payments in any single fiscal year in an amount that is less than 1% of the organization’s annual consolidated gross revenues.
      With respect to any relationships that are not covered by the foregoing clauses, the determination of whether or not the relationship is material and, therefore, whether the director is independent, in made by the other directors who are independent based on their consideration of all relevant facts and circumstances. None of Messrs. Frank, Merchant, Reith or Watson has any relationships not covered by the foregoing clauses.
      Committee Charters: Copies of the Charters for the Audit Committee, the Compensation Committee and the Nominating/Governance Committee are available on the Company’s website at www.dpcweb.com.
      Corporate Governance Guidelines, Code of Ethics and Other Corporate Polices: The following policies are available on the Company’s website at www.dpcweb.com:

•	Code of Business Conduct — This Code sets forth the Company’s values and expectations regarding ethical and lawful conduct by its directors, officers and employees.

•	Corporate Governance Guidelines — These are practices and procedures to assist the Board in the exercise of its responsibilities.

•	Code of Ethics for Senior Financial Officers — The purpose of this Code is to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations by the Company’s senior financial officers.
      Shareholder Recommendations for Board Nominees: The Board believes that all nominees for director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition, non-management directors should be independent of any particular constituency and be committed to representing all shareholders of the Company. When formulating its recommendations on director nominees, the Nominating/Governance Committee takes into account, among other factors, the foregoing criteria, the size of the board, and the skills and characteristics then needed for the Board.

      Any shareholder of the Company may recommend a Board nominee to the Nominating/Governance Committee for its consideration by writing to: Chair, Nominating/Governance Committee, Diagnostic Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045. The nominating shareholder must provide the candidate’s name, contact information, biographical data and qualifications and the candidate’s written consent to be named as a nominee in the Company’s proxy statement and to serve and represent all of the Company’s shareholders if elected. The Nominating/Governance Committee will consider shareholder nominees on the same basis as other candidates.
      For additional information concerning advance notice procedures with respect to shareholder nominations of directors at an annual meeting of shareholders, see “Procedures for Submitting Shareholder Proposals” below.
      Presiding Director: The Company’s independent directors have appointed Frederick Frank to serve as Presiding Director. The Presiding Director’s responsibilities include presiding over periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate, assisting in the preparation of the agenda for each Board meeting, and facilitating the flow of information from management to the Board. Shareholders and other parties interested in communicating directly with the Presiding Director or with the Company’s independent directors may do so in the manner set forth below.
      Shareholder Communications with Directors: Shareholders and other interested parties may communicate directly with the Board or with any individual director of the Company by calling the Company’s Hotline at 800-932-0034 or by writing to the Board or such individual director in care of the Corporate Secretary, Diagnostic Products Corporation, 5210 Pacific Concourse Drive, Los Angeles, California 90045. The Corporate Secretary will forward written communications to the Chair of the Nominating/Governance Committee in the case of communications addressed to the entire Board or to the individual directors to whom they are addressed.
      To facilitate and encourage communications between the Company’s shareholders and the directors, directors are expected to attend shareholder meetings. All seven of the Company’s directors were present at the Annual Meeting of Shareholders held in 2004.

EXECUTIVE OFFICERS
      The executive officers of the Company are as follows:

Name	Age	Position

Michael Ziering	49	Chairman of the Board and Chief Executive Officer
Sidney A. Aroesty	58	President and Chief Operating Officer
Marilyn Ziering	73	Senior Vice President
James L. Brill	54	Vice President, Finance and Chief Financial Officer
Ira Ziering	46	Senior Vice President, Business and Legal
Robert DiTullio	52	Vice President, Regulatory Affairs and Quality Systems
Kathy J. Maugh	60	Vice President, Quality Control and Technical Services
Nicholaas Arnold	54	Vice President, Sales and Marketing
Douglas Olson	58	Chief Scientific Officer
      For information concerning the business experience of Michael Ziering, Sidney A. Aroesty and Ira Ziering, see “Election of Directors” above.
      Mrs. Ziering joined the Company in 1973 as Secretary and served as Vice President, Marketing from 1979 until 1993 when she was elected Vice President, Marketing Communications. She has served as Senior Vice President since 2002. She served as a director of the Company from 1974 until 1998. Mrs. Ziering holds a masters degree from Syracuse University.
      Mr. Brill joined the Company in 1999 as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Brill was Chief Financial Officer of Jafra Cosmetics International from 1998 to 1999; Vice President, Finance and Administration and Chief Financial Officer of Vertel Corporation from 1996 to 1998; and Senior Vice President, Finance, Chief Financial Officer and a director of Merisel, Inc. from 1988 to 1996. Mr. Brill is also a director of Onvia, Inc.
      Mr. DiTullio was elected Vice President, Regulatory Affairs and Quality Systems, in 2001. Mr. DiTullio joined the Company as Director of Quality and Regulatory Affairs when the Company acquired Cirrus Diagnostics in 1992, and he was promoted to Vice President, Quality and Regulatory Affairs of DPC Cirrus in 1999. Mr. DiTullio was previously Director of Quality Assurance with Pharmacia for eight years and he has over 30 years experience in the in vitro diagnostics industry.
      Ms. Maugh joined the Company in 1986 as a Product Manager. In 1988 she became a Technical Manager for the Company’s product support group. She was promoted to Director of Product Support in 1990, and served as Vice President, Operations from 1992 through 2000, and as Vice President, Technical Operations in 2001. She was appointed Vice President, Quality Control and Technical Services in 2002.
      Mr. Arnold was elected Vice President, Sales and Marketing in 1998. Mr. Arnold joined the Company’s Dutch distributor in 1982 as a sales manager and he was appointed General Manager of the Company’s affiliated distributors in The Netherlands and Belgium in 1989. He previously managed the Chemistry Laboratory for RIA testing at the Leyenburg Hospital in The Netherlands. Mr. Arnold has a degree in biochemistry from the Van’t Hoff Institute, Rotterdam, The Netherlands.
      Dr. Olson was elected Chief Scientific Officer in 2004. He has been President of DPC ISD, the Company’s instrument systems division, since 1994. Prior to this position, Dr. Olson led the IMMULITE development team as Vice President Research and Development at Cirrus Diagnostics, which was acquired by the Company in 1992. Dr. Olson earned his Ph.D. in Medicinal Chemistry from Purdue University and his B.S. in Chemistry from Maryville College.
      Officers of the Company serve at the discretion of the Board of Directors.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table provides compensation information for each of the last three fiscal years with respect to the Chief Executive Officer and the Company’s other four most highly compensated executive officers (the “Named Officers”) for services in all capacities in which they served.

		Annual			Long-Term
		Compensation(1)			Compensation

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)(2)

Michael Ziering	2004	555,000	60,000	0	21,000
Chief Executive Officer	2003	530,000	40,000	0	28,450
	2002	510,000	0	0	30,700

Sidney A. Aroesty	2004	302,083	40,000	0	21,000
President	2003	200,000	0	0	23,500
	2002	325,000	22,500	0	27,000

James L. Brill	2004	285,000	40,000	0	21,000
Vice President, Finance	2003	264,600	40,000	0	24,469
	2002	252,000	22,500	0	25,540

Ira Ziering	2004	285,000	40,000	0	21,000
Senior Vice President,	2003	215,000	40,000	0	23,725
Business and Legal	2002	200,000	22,500	0	24,500

Douglas Olson	2004	272,917	40,000	0	21,000
Chief Scientific Officer(3)	2003	225,750	30,000	0	23,886
	2002	215,000	18,000	0	22,650

(1)	While the Named Officers enjoy certain perquisites, the amounts did not exceed the lesser of $50,000 or 10% of each such person’s salary plus bonus and, accordingly, such amounts have been omitted from the table as permitted by SEC rules.

(2)	These amounts represent Company contributions to its retirement plans.

(3)	Mr. Olson was elected Chief Scientific Officer in 2004.

2004 Option Exercises and Year-End Option Values
      None of the Named Officers was granted stock options in 2004. Shown below is information regarding option exercises during 2004 and holdings of unexercised stock options at December 31, 2004 by the Named Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-the-Money Options at
	Shares		at December 31, 2004(#)		December 31, 2004($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Ziering	20,000	602,000	146,000	84,000	4,975,540	3,475,760
Sidney A. Aroesty	20,000	700,000	44,000	36,000	1,542,240	1,320,160
James L. Brill	4,000	155,640	33,200	48,000	1,058,296	1,794,000
Ira Ziering	0	0	60,000	60,000	2,092,600	1,980,600
Douglas Olson	0	0	27,999	10,001	1,094,282	394,518

(1)	Represents the difference between the aggregate market value on December 31, 2004 ($55.05 per share) and the aggregate exercise price.
      All outstanding stock options have been granted under stock option plans that have been approved by the Company’s shareholders. Options generally vest at the rate of 10% to 25% per year beginning one year after the date of grant and have ten-year terms. No person may be granted more than 400,000 options in any fiscal year, except that new hires may also be granted up to 400,000 options upon commencement of employment. Options are subject to termination before their expiration date in the event of termination of employment and certain corporate events. All outstanding options will become immediately exercisable in the event of a “change-in-control” (as defined in the option plans). The Compensation Committee has the authority to modify the terms of outstanding options, including the exercise price and vesting schedule. Non-qualified options granted under the 1997 Stock Option Plan may, if so provided in the option agreement, be transferred pursuant to a domestic relations order or to members of the optionee’s immediate family, charitable institutions or certain related trusts or other entities.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The compensation policy of the Company is to provide competitive levels of compensation that are influenced by corporate performance, that reward individual achievements, and that enable the Company to attract and retain qualified executives. Compensation consists primarily of annual salary and long-term incentive compensation in the form of stock options. The Company does not base salaries or bonuses on the achievement of objective performance-related criteria. Bonuses are awarded when, in the Compensation Committee’s judgment, the Company or a particular executive had meritorious performance during the year.
      In determining the compensation of Michael Ziering, the Company’s Chief Executive Officer, the Compensation Committee considers the Company’s overall performance and Mr. Ziering’s responsibilities and contribution to such performance. Since the Committee does not apply objective criteria or formulas, its determination may be deemed informal and subjective. In light of the Company’s strong financial performance in 2003 and 2004 and Mr. Ziering’s leadership in addressing various regulatory and other issues which impacted the Company in 2004, the Committee approved a salary increase from $530,000 in 2003 to $555,000 in 2004 and a $60,000 bonus for 2004 compared to a $40,000 bonus for 2003.
      The compensation of the Company’s other executive officers is principally based on the recommendations of the Chief Executive Officer and reflects his assessment of the nature of each officer’s position, individual performance, contribution to the Company’s overall performance, experience and tenure with the Company. Other factors which the Committee considers include the desirability of maintaining an appropriate scale among the executive officers based on their relative positions, responsibilities and tenure, the Company’s financial performance and the level of U.S. employee compensation increases.
      The objective of granting stock options is to provide long-term incentives through the opportunity to participate in the long-term increase in the market value of the Common Stock. Stock options typically have a term of ten years and become exercisable after one year in cumulative installments which have ranged from 10% to 25% per year for executive officers. Stock options are not awarded annually or pursuant to any formula, but rather are generally awarded in recognition of outstanding individual or corporate performance, based on the Committee’s and management’s subjective evaluations, and as an incentive to attract new executives. When the Committee decides to grant options, it also takes into account the amount of bonuses, if any, paid for the year and the amount and values of options and Common Stock held by the executive. Based on these considerations, the Committee did not award stock options to executive officers in 2004.
      Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation that is not “performance-based” paid to any Named Officer in excess of $1,000,000 in any taxable year. Stock options granted prior to May 2001 may not constitute performance-based compensation. The Company believes, however, that compensation realized upon the exercise of stock options granted after May 2001 will qualify as performance-based compensation.

Compensation Committee
Kenneth A. Merchant, Chair
Frederick Frank

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the Compensation Committee are Frederick Frank and Kenneth A. Merchant, both of whom are independent directors of the Company. Lehman Brothers, Inc. is a financial advisor to the Company. Mr. Frank is an executive officer of Lehman Brothers and a less than 1% shareholder of the parent company of Lehman Brothers.
RELATED PARTY TRANSACTIONS
      Marilyn Ziering, Senior Vice President and a more than 5% shareholder of the Company, is the mother of Michael Ziering, who is Chairman of the Board and Chief Executive Officer, and Ira Ziering, who is Vice President, Business and Legal, and a director. In 2004, Mrs. Ziering was paid salary and other benefits which totalled $164,773. Jason Aroesty, the son of Sidney Aroesty, President, serves as the managing director of the Company’s Scandinavian subsidiary. In 2004, Jason Aroesty was paid salary and other benefits which totalled $123,645. In 2004, Jonathan Olson and Eric Olson, sons of Douglas Olson, Chief Scientific Officer and President of the Company’s Instrument Systems Division, were paid salary and other benefits which totalled $84,041 and $101,975, respectively, as employees of the Instrument Systems Division.
      During 2004, the Company reimbursed legal expenses incurred by various executive officers pursuant to the Company’s indemnification agreements with such parties. Except in the case of James Brill, whose reimbursed expenses totalled $61,574, these expenses did not exceed $60,000 as to any individual.
      Since 1981, the Company has leased a portion of its Los Angeles offices from a partnership comprised of Marilyn Ziering, Michael Ziering, Ira Ziering, and other children of Mrs. Ziering who are shareholders of the Company. During 2004, the Company paid $1,035,000 in rent, or $.75 per square foot, to the Ziering partnership. The lease terminated on December 31, 2004, subject to the Company’s option to extend the term for two additional years at an annual rent of $1,086,744 or $.79 per square foot. The Company exercised this option in April 2005 effective as of January 1, 2005. The rent under the original lease was determined on the basis of various factors, including an independent appraisal, and the terms of the original lease were approved unanimously by the disinterested members of the Board of Directors, including all of the Company’s independent directors. The Company’s independent directors also unanimously approved the exercise of the option after considering two independent appraisals. The Company believes that the terms of the lease are at least as favorable as it could have obtained from unrelated third parties.

DPC STOCK PRICE PERFORMANCE
      Set forth below is a line graph which compares the cumulative total shareholder return, assuming dividend reinvestment, on the Company’s Common Stock for the five years ended December 31, 2004, with the S&P Small Cap 600 Index and the S&P 600 Health Care Equipment Index.
Performance Graph

	Diagnostic Products	S&P 600 Health Care
	Corporation	Equipment	S&P Small Cap 600

1999	100	100	100
2000	226.32	139.84	111.8
2001	366.79	174.46	119.11
2002	324.22	154.98	101.69
2003	387.82	205.88	141.13
2004	467.68	247.64	173.09
      The amounts in the foregoing table assume that the value of an investment in Diagnostic Products Corporation and each index was $100 on December 31, 1999. The annual amounts are based on monthly compounding with dividends reinvested. All amounts for DPC have been adjusted to give effect to a 2-for-1 stock split on June 1, 2001.

OWNERSHIP OF COMMON STOCK
      The following table sets forth information as of July 15, 2005 with respect to Common Stock of the Company owned by each person who is known by the Company to own beneficially 5% or more of the outstanding Common Stock, by each director and Named Officer of the Company, and by all current directors and executive officers as a group.

	Number
	of		Percentage
Name	Shares(1)		Ownership

Directors and Named Officers

Sidney A. Aroesty	44,000	(2)	**
James L. Brill	51,200	(3)	**
Frederick Frank	59,999	(4)	**
Kenneth A. Merchant	6,000	(5)	**
Douglas Olson	31,373	(6)	**
John H. Reith	0
Dr. James D. Watson	70,138	(7)	**
Ira Ziering	393,591	(8)	1.3%
Michael Ziering	689,670	(9)	2.3%
All directors and executive officers as a group (13 persons)	6,164,865	(10)	20.7%
5% or More Shareholders

American Express Financial Corporation	2,311,598	(11)	7.9%
200 AXP Financial Center
Minneapolis, MN 55474
Columbia Wanger Asset Management, L.P.	1,847,100	(11)	6.3%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Louis Colen	1,470,505	(11)	5.0%
2727 Krim Drive
Los Angeles, CA 90064
Kayne Anderson Rudnick Investment	2,220,694	(11)	7.6%
Management, LLC
1800 Avenue of the Stars
Los Angeles, CA 90067
Wellington Management Company, LLP	1,728,390	(11)	5.9%
75 State Street
Boston, MA 02109
Marilyn Ziering	4,768,894		16.3%
5210 Pacific Concourse Drive
Los Angeles, CA 90045

  **     Less than 1%.

(1)	Includes shares allocated to each executive officer’s individual account but held directly by the Company’s retirement plan.

(2)	Includes 44,000 shares subject to options which are exercisable within 60 days.

(3)	Includes 41,200 shares subject to options which are exercisable within 60 days.

(4)	Includes 59,999 shares subject to options which are exercisable within 60 days.

(5)	Includes 6,000 shares subject to options which are exercisable within 60 days.

(6)	Includes 31,065 shares subject to options which are exercisable within 60 days.

(7)	Includes 26,668 shares subject to options which are exercisable within 60 days.

(8)	Includes 92,000 shares subject to options which are exercisable within 60 days, and 2,140 shares held by Mr. Ziering’s wife, as to which beneficial ownership is disclaimed.

(9)	Includes 150,000 shares subject to options which are exercisable within 60 days and 1,170 shares held by Mr. Ziering’s wife, as to which beneficial ownership is disclaimed.

(10)	See Notes above. Also includes the shares held by Marilyn Ziering and 46,200 shares subject to options which are exercisable within 60 days held by executive officers not named in the foregoing table.

(11)	Holdings at December 31, 2004, as reported in a Schedule 13G filed by such party with the SEC.
Section 16(a) Beneficial Ownership Reporting Compliance
      The rules of the Securities and Exchange Commission require the Company to disclose late filings of reports of stock ownership by directors, executive officers and more than 10% shareholders. Based solely on written representations of its directors and executive officers and a review of copies of the reports they have filed with the SEC, the Company is aware of the following late filings during 2004: Frederick Frank, Kenneth A. Merchant, Maxwell H. Salter (a former director) and James D. Watson each filed one late Form 4 regarding one exempt option grant.

REPORT OF THE AUDIT COMMITTEE
      In fulfilling its oversight responsibilities with respect to the Company’s audited financial statements for fiscal year 2004, the Audit Committee:

•	Discussed and considered the independence of the Company’s independent auditors, including a review, as necessary, of all relationships and services which might bear on the objectivity of the auditor;

•	Received written affirmation that the auditor is independent in accordance with the requirements of Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees;”

•	Discussed with management and the auditor the audit scope and process, and received and reviewed all reports in respect thereof;

•	Reviewed and discussed the Company’s annual audited financial statements with management and the independent auditors;

•	Discussed with the independent auditor the matters required to be reviewed by auditing standards generally accepted in the United States, including the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees” (“SAS 61”); and

•	Provided to the independent auditor full access to the Committee and the Board to report on any and all appropriate matters.
      Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2004 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also determined that the provision of the non-audit services listed below under “The Company’s Auditors and Audit Fees” is compatible with maintaining the independence of Deloitte & Touche LLP.

Submitted by:	Kenneth A. Merchant, Chair Frederick Frank John H. Reith

THE COMPANY’S AUDITORS AND AUDIT FEES
      It is the current intention of the Company’s Audit Committee to select and retain Deloitte & Touche llp as independent auditors of the Company for the current year. Deloitte & Touche llp conducted the audit for the year ended December 31, 2004. A representative of Deloitte & Touche llp will be present at the Meeting and will have an opportunity to make statements if he so desires and will be available to respond to appropriate questions.
      The Audit Committee Charter provides that the Committee will pre-approve all audit and permissible non-audit services to be performed for the Company by its independent registered public accounting firm. The chairman of the Audit Committee has been delegated authority from the Committee to pre-approve such services and such pre-approvals are then reported to the full Committee.
      The aggregate fees for audit services billed or expected to be billed relating to the fiscal years ended December 31, 2003 and 2004 and fees for audit-related and tax services provided to the Company during the fiscal years ended December 31, 2003 and 2004 by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were as follows:

	2003	2004

Audit fees(1)	$871,500	$2,924,000
Audit-related fees(2)	259,000	113,000
Tax fees(3)	713,000	634,000
All other fees	-0-	-0-

(1)	These fees relate to the audits of the annual financial statements, reviews of the quarterly financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, and consultation with respect to various accounting and financial matters.

(2)	These fees relate principally to advisory services relating to compliance with the Sarbanes-Oxley Act.

(3)	These fees relate principally to federal, state and local tax return assistance, assistance with tax audits and appeals, and assistance with research and development tax credit documentation and analysis for amended returns.
FORM 10-K
      A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission is included in the Annual Report to Shareholders which accompanies this Proxy Statement and is also available on the Company’s website at www.dpcweb.com.

PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS
      Shareholders interested in submitting a proposal for inclusion in the Company’s proxy statement for the annual meeting of shareholders to be held in 2006 may do so by following the procedures prescribed in SEC Rule 14a-8. In accordance with the SEC’s rules and based on the date of this year’s annual meeting, shareholder proposals must be received by the Company no later than May 3, 2006 (“Shareholder Proposal Deadline”) to be eligible for inclusion in the Company’s proxy statement for the 2006 annual meeting, and must otherwise comply with the requirements of Rule 14a-8.
      Shareholders are advised that the Company intends to hold its 2006 annual meeting during the month of May in accordance with historical practice. Accordingly, the Shareholder Proposal Deadline will be earlier than the date stated in the previous paragraph. Historically, the Shareholder Proposal Deadline has been on or about November 30. In addition, the proxy solicited by the Board of Directors for the 2006 annual meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting other than pursuant to Rule 14a-8, unless the Company receives notice of such proposal at least 45 days before it mails its proxy materials for the 2006 annual meeting, which historically has occurred on or about April 1. The Company expects to publish the revised deadlines for receipt of shareholder proposals in its report on Form 10-Q for the quarter ending September 30, 2005.
      The Company’s Bylaws establish an advance notice procedure with regard to nominations of directors by shareholders and any other business which a shareholder may desire to propose at an annual meeting of shareholders. Notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to shareholders — that is, with respect to the 2006 annual meeting, between May 2, 2006 and June 2, 2006 (“Bylaw Notice Period”). The notice must contain information specified in the Bylaws about the shareholder making the proposal and the matters to be brought before the meeting. If a shareholder notifies the Company of his intention to present a proposal at an annual meeting but does not appear or send a qualified representative to present his proposal at the meeting, the Company need not present the proposal for a vote at the meeting. These requirements are separate from and in addition to the requirements of SEC Rule 14a-8.
      All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at 5210 Pacific Concourse Drive, Los Angeles, California 90045.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Meeting, or any adjournment thereof, the persons voting the proxies will have authority to vote on such matters in accordance with their judgment and discretion.

By Order of the Board of Directors

FRITZ BACKUS
Secretary
Los Angeles, California
August 1, 2005

DIAGNOSTIC PRODUCTS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS SEPTEMBER 8, 2005

     The undersigned hereby appoints MICHAEL ZIERING and JAMES L. BRILL and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of common stock of DIAGNOSTIC PRODUCTS CORPORATION held of record by the undersigned on July 15, 2005, at the Annual Meeting of Shareholders to be held on September 8, 2005, and any postponements or adjournments thereof, as designated herein.

Retirement Plan Participants – Voting Instructions

     The undersigned participant in the Diagnostic Products Corporation Retirement Plan hereby directs the Plan trustee to vote the number of shares of Company common stock held in the undersigned’s account on July 15, 2005, in accordance with the instructions given herein at the Annual Meeting of Shareholders to be held on September 8, 2005, and any postponements or adjournments thereof. Shares in the Plan for which voting instructions are not received by September 1, 2005, will not be voted.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Mark Here for Address Change or Comments.	☐
SEE REVERSE SIDE

		FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
		☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
(01) Sidney A. Aroesty
(02) Frederick Frank
(03) Kenneth A. Merchant
(04) John H. Reith
(05) Dr. James D. Watson
(06) Ira Ziering
(07) Michael Ziering

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DIAGNOSTIC PRODUCTS CORPORATION. IF NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF THE DIRECTORS NAMED ABOVE.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THIS MEETING. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.	If you plan to attend the Annual Meeting, please mark the WILL ATTEND box

WILL ATTEND ☐	Choose ML LinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

IMPORTANT: Please sign as name appears herein. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person. Joint owners should each sign.

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